Exhibit 99.4

STERLING BANCORP
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial information and explanatory notes show the impact on the historical financial positions and results of operations of Sterling Bancorp and Hudson Valley Holding Corp. (“Hudson Valley” or “HVB”) and have been prepared to illustrate the effects of the merger of Hudson Valley with and into Sterling Bancorp, with Sterling Bancorp surviving as the surviving corporation (the “Merger”), under the acquisition method of accounting with Sterling Bancorp treated as the acquirer. (Please see the “Explanatory Note” included in the beginning of this Current Report Amendment No. 1 on Form 8-K/A.)

Under the acquisition method of accounting, the assets and liabilities of Hudson Valley, as of the effective date of the Merger, were recorded by Sterling Bancorp at their respective fair values and the excess of the Merger consideration over the fair value of Hudson Valley’s net assets was allocated to goodwill. The unaudited pro forma condensed combined balance sheet as of March 31, 2015 is presented as if the Merger with Hudson Valley had occurred on March 31, 2015. The unaudited pro forma condensed combined income statements for the three months ended March 31, 2015 are presented as if the Merger had occurred on January 1, 2015. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the Merger and, with respect to the income statements only, expected to have a continuing impact on consolidated results of operations.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined companies had the companies actually been combined at the beginning of the period presented. The adjustments included in these unaudited pro forma condensed combined financial statements are preliminary and may be revised. The unaudited pro forma condensed combined financial information also does not consider any potential impacts of potential revenue enhancements, anticipated cost savings and expense efficiencies, or asset dispositions, among other factors.

As explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information, the pro forma allocation of purchase price reflected in the unaudited pro forma condensed combined financial information is subject to adjustment. Adjustments may include, but not be limited to, changes in (i) total Merger-related expenses if implementation costs vary from currently estimated amounts; (ii) the underlying values of assets and liabilities if market conditions differ from current assumptions; or (iii) if information unknown as of the completion of the Merger becomes known.

The unaudited pro forma condensed combined financial information is provided for informational purposes only. The unaudited pro forma condensed combined financial information is not necessarily, and should not be assumed to be, an indication of the results that would have been achieved had the transaction been completed as of the dates indicated or that may be achieved in the future. The preparation of the unaudited pro forma condensed combined financial information and related adjustments required management to make certain assumptions and estimates. The unaudited pro forma condensed combined financial statements should be read together with:

•                  The accompanying notes to the unaudited pro forma condensed combined financial information;

•                  Sterling Bancorp’s separate unaudited historical consolidated financial statements and accompanying notes as of and for the three months ended March 31, 2015 included in Sterling Bancorp’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 filed on May 8, 2015;

•                  Hudson Valley’s separate unaudited historical consolidated financial statements and accompanying notes as of March 31, 2015 and three months ended March 31, 2015 and 2014 included in Hudson Valley’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 filed on May 6, 2015; and

•                  Other information pertaining to Sterling Bancorp and Hudson Valley contained in or incorporated by reference in Sterling Bancorp’s Registration Statement on Form S-4 in connection with the Merger filed on December 12, 2014, as amended on January 23, 2015, March 13, 2015 and March 30, 2015.

Unaudited Pro Forma Condensed Combined Balance Sheet
 as of March 31, 2015

(Dollars in thousands)	Sterling Bancorp	Hudson Valley Holding Corp.	Pro Forma Merger Adjustments	Notes	Pro Forma Combined
Assets:
Cash	$186,701	$365,472	$(2,639)	A	$549,534
Federal funds sold	—	11,651	—		11,651
Securities	1,800,037	783,044	5,375	B	2,588,456
Loans held for sale	53,737	—	—		53,737
Loans	4,938,906	1,972,061	(42,498)	C	6,868,469
Allowance for loan losses	(42,884)	(28,355)	28,355	D	(42,884)
Net loans	4,896,022	1,943,706	(14,143)		6,825,585
Federal Home Loan Bank (“FHLB”) and Federal Reserve Bank stock, at cost	68,864	2,409	—		71,273
Premises and equipment	45,076	14,432	5,000	E	64,508
Goodwill	400,941	1,369	221,748	F	624,058
Other intangible assets	51,757	—	27,534	G	79,291
Bank owned life insurance	151,323	43,777	—		195,100
Other real estate owned	8,231	222	—		8,453
Other assets	64,826	42,244	(8,901)	H	98,169
Total assets	$7,727,515	$3,208,326	$233,974		$11,169,815

Liabilities:
Deposits	5,555,946	2,858,812	—		8,414,758
FHLB borrowings	857,138	—	—		857,138
Other borrowed money (repurchase agreements)	25,245	19,865	—		45,110
Senior notes	98,595	—	—		98,595
Other liabilities	110,048	25,864	(1,513)	I	134,399
Total liabilities	6,646,972	2,904,541	(1,513)		9,550,000

Equity capital:
Common stock	981	4,275	(4,275)	J	981
Surplus	943,764	356,497	182,775	K	1,483,036
Retained earnings	220,067	(1,582)	1,582	L	220,067
Treasury shares	(79,530)	(57,564)	57,564	M	(79,530)
Accumulated other comprehensive (loss)	(4,739)	2,159	(2,159)	N	(4,739)
Total equity capital	1,080,543	303,785	235,487		1,619,815

Total liabilities and equity capital	$7,727,515	$3,208,326	$233,974		$11,169,815

Unaudited Pro Forma Condensed Combined Statement of Income
for the Three Months Ended March 31, 2015

(In thousands, except per share amounts)	Sterling Bancorp	Hudson Valley Holding Corp.	Pro Forma Merger Adjustments	Notes	Pro Forma Combined
Interest income:
Loans	$55,271	$21,278	$(401)	O	$76,148
Investment securities	10,499	3,854	(336)	P	14,017
Other	902	158	—		1,060
Total interest income	66,672	25,290	(737)		91,225

Interest expense:
Deposits	3,091	1,166	—		4,257
Borrowed money	4,714	6	—		4,720
Total interest expense	7,805	1,172	—		8,977

Net interest income	58,867	24,118	(737)		82,248
Provision for loan and lease losses	2,100	1,354	—		3,454
Net interest income after provision	56,767	22,764	(737)		78,794

Non-interest income:
Accounts receivable management / factoring commissions and other fees	3,502	—	—		3,502
Mortgage banking income	3,157	—	—		3,157
Service charges	3,622	1,732	—		5,354
Gains on sale of available for sale securities	1,534	60	—		1,594
Bank-owned life insurance	1,076	517			1,593
Other	1,119	205	—		1,324
Total non-interest income	14,010	2,514	—		16,524

Non-interest expense:
Salaries and employee benefits	23,165	10,899	—		34,064
Stock-based compensation plans	1,109	432	—		1,541
Occupancy	6,580	1,926	32	Q	8,538
Amortization expense on intangible assets	1,399	—	1,217	R	2,616
FDIC-insurance and regulatory assessments	1,428	479			1,907
Merger-related expense	2,455	455			2,910
Other	9,785	5,694	—		15,479
Total non-interest expense	45,921	19,885	1,249		67,055

Income (loss) before income taxes	24,856	5,393	(1,986)		28,263
Income taxes (benefit)	8,078	605	(795)	S	7,888
Net income (loss)	$16,778	$4,788	$(1,191)		$20,375

Per Common Share
Earnings basic	$0.19	$0.24			$0.16
Earnings diluted	0.19	0.24			0.16
Dividends declared per common share	0.07	0.08			0.07

Weighted average common shares:
Basic	87,839,029	19,763,525			125,784,997
Diluted	88,252,768	19,817,743			126,302,835

Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1—Basis of Presentation

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting giving effect to the Merger involving Sterling Bancorp and Hudson Valley, with Sterling Bancorp as the acquirer. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position had the Merger been consummated at March 31, 2015 or the results of operations had the Merger been consummated at January 1, 2014, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities. The Merger was completed effective June 30, 2015. The Merger consideration included the issuance of $539.3 million in equity consideration.

Under the acquisition method of accounting, the assets and liabilities of Hudson Valley will be recorded at the respective fair values on the Merger date. The fair value on the Merger date represents management’s best estimates based on available information and facts and circumstances in existence on the Merger date. The pro forma allocation of purchase price reflected in the unaudited pro forma condensed combined financial information is preliminary and subject to adjustment. Adjustments may include, but not be limited to, changes in (i) total Merger-related expenses if implementation costs vary from currently estimated amounts; (ii) the underlying values of assets and liabilities if market conditions differ from current assumptions; or (iii) if information unknown as of the completion of the Merger becomes known.

The accounting policies of both Sterling Bancorp and Hudson Valley are in the process of being reviewed in detail. Upon completion of such review, conforming adjustments or financial statement reclassification may be determined.

Note 2—Estimated Merger and Integration Costs

In connection with the Merger, the plan to integrate Sterling Bancorp’s and Hudson Valley’s operations is in the process of being implemented. Over the next several months, the specific details of this implementation will continue to be refined. Sterling Bancorp is currently in the process of assessing the two companies’ personnel, benefit plans, premises, equipment, computer systems, and service contracts to determine where they may take advantage of redundancies or where it will be beneficial or necessary to convert to one system. Certain decisions arising from these assessments may involve involuntary termination of employees, vacating leased premises, changing information systems, canceling contracts between Hudson Valley and certain service providers and selling or otherwise disposing of certain premises, furniture and equipment owned by Sterling Bancorp. Additionally, as part of our formulation of the integration plan, certain actions regarding existing Sterling Bancorp information systems, premises, equipment, benefit plans, supply chain methodologies, supplier contracts, and involuntary termination of personnel may be taken. Sterling Bancorp expects to incur Merger-related expenses including system conversion costs, employee retention and severance agreements, communications to customers, and others. To the extent there are costs associated with these actions, the costs will be recorded based on the nature and timing of these integration actions. Most acquisition and restructuring costs are recognized separately from a business combination and generally will be expensed as incurred. We estimated the Merger-related costs to be approximately $43 million and expect they will be incurred primarily in 2015, and are not reflected in the accompanying pro forma financial information.

Note 3—Estimated Annual Cost Savings

Sterling Bancorp expects to realize approximately $34 million in annual pre-tax cost savings following the Merger, which management expects to be phased-in over a two-year period, but there is no assurance that the anticipated cost savings will be realized on the anticipated time schedule or at all. These cost savings are not reflected in the presented pro forma financial information.

Note 4—Pro Forma Merger Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All taxable adjustments were calculated using a 40% tax rate to arrive at deferred tax asset or liability adjustments. All adjustments are based on current assumptions and valuations, which are subject to change.

Consolidated Balance Sheet
Pro Forma Adjustments

(Dollars in thousands)

A. Estimated cash payment for outstanding in-the-money stock options
To redeem HVB’s outstanding in-the-money stock-based compensation awards	$(2,639)

B. Adjustment to investment portfolio
To reflect mark up on the fair value of the held-to-maturity investments portfolio	$5,375

C. Adjustments to loans, net of unearned income
To reflect fair value adjustment of loans associated with interest rate adjustment	$8,020
To reflect fair value adjustment of loans associated with credit adjustment	(50,000)
To eliminate deferred fees and purchase premiums from loans	(518)
$(42,498)

D. Adjustment to allowance for loan losses
To remove HVB’s allowance at merger date as the credit risk is contemplated in the fair value adjustment in adjustment C above	$28,355

E. Adjustment to properties and equipment, net
To reflect estimated fair value of HVB’s properties at merger date, based on third-party estimates	$5,000

F. Adjustments to goodwill, net
To reflect goodwill created as a result of the merger	$223,117
To reflect elimination of HVB’s goodwill at merger date	(1,369)
$221,748
G. Adjustments to core deposit intangible, net
To record the estimated fair value of acquired identifiable intangible assets, estimated at 1.00% of HVB’s non-time deposits	$27,534

H. Adjustments to deferred tax asset
To reflect reduction in deferred tax asset as a result of the merger fair value adjustments:
Adjustment to investment securities	$(5,375)
Adjustment to loans, net of unearned income	42,498
Adjustment to allowance for loan losses	(28,355)
Adjustment to properties and equipment, net	(5,000)
Adjustment to core deposit intangible, net	(27,534)
Adjustment to other liabilities	1,513
Subtotal for fair value adjustments	(22,253)
Calculated deferred taxes at Sterling’s estimated statutory rate of 40%	$(8,901)

I. Adjustments to other liabilities
To eliminate HVB’s deferred rent	$(1,513)

J. Adjustment to common stock
To adjust common stock	$(4,275)

K. Adjustments to surplus
To eliminate historical Hudson Valley Holding Corp. common stock	$(356,497)
To reflect issuance of common stock to HVB shareholders	539,272
$182,775
L. Adjustments to retained earnings
To eliminate HVB’s retained earnings	$1,582

M. Adjustment to treasury stock, at cost
To eliminate HVB’s treasury stock, at cost	$57,564

N. Adjustment to accumulated other comprehensive income
To eliminate HVB’s accumulated other comprehensive income	$(2,159)

Consolidated Income Statement

Pro Form Adjustments

(Dollars in thousands)

O. Adjustment to loan interest income
To reflect accretion of loan discount from interest rate fair value adjustment over an estimated four year average life	$(401)

P. Adjustment to investment securities interest income
To reflect amortization of investment securities premium from fair value adjustment over an estimated four year average life	$(336)

Q. Adjustment to occupancy
To reflect additional depreciation expense resulting from premises and equipment fair value adjustment Depreciation based on estimated useful life of 39 years	$32

R. Adjustment to other non-interest expense
To reflect amortization of acquired identifiable intangible assets based on amortization period of 10 years and using the sum-of-the-years-digits method of amortization	$1,217

S. Adjustment to income tax provision
To reflect the income tax effect of pro forma adjustments O-R at estimated statutory tax rate of 40%	$(795)